Exhibit 10.1
June 25, 2008
Mr. Alan Wade Pursell
8614 Lanell
Houston, TX 77055
Dear Wade:
You have tendered your resignation as an officer of Helix Energy Solutions Group, Inc. (hereinafter referred to as the “Company”) to be effective, and have elected to terminate your employment with the Company on July 4, 2008. The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:
· Your employment separation;
· Certain benefits the Company has agreed to provide to you upon your separation from employment;
· Your agreement to certain obligations of confidentiality, non-solicitation and cooperation; and
· Your release of any and all claims against the Company.
When you and the Company have signed this Agreement, it will constitute a complete agreement on all of these issues.
1.	EFFECTIVE DATE:

Your employment with the Company will terminate on July 4, 2008 (the “Effective Date”).

2.	SEPARATION:

The Company will provide you with two kinds of separation benefits at the time of your termination. First, you will receive regular separation benefits as described in Section 2(a) below. Second, in recognition of your specialized knowledge, and of your position as an officer of the Company, the Company is offering you the benefits described in Section 2(b) below You will receive the separation benefits described in Section 2(a) below even if you decline to sign this Agreement and execute the release of claims.

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(a) Terms of Separation
Health and Welfare Benefits — If you are participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all active coverage will end as of the last day of July, 2008. The Company will send you a packet regarding continuation of benefits under the Consolidated Omnibus Benefits Reconciliation Act (“COBRA”), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and, subject to the provision entitled “COBRA Premiums” in Section 2(b) below, make the required premium payments.
All other welfare benefits end as of the Effective Date.
401(k) Plan — You have the option of leaving your money in the Helix Energy Solutions Group, Inc. Employee Retirement Savings Plan (the “Savings Plan”), or you may request a distribution of your account balance at any time after the Effective Date.
Stock Options — Except as provided below, your rights with respect to any Company stock option and restricted stock grants will be determined by the written agreements governing those grants and the 1995 Long Term Incentive Plan (the “1995 LTIP”) of Helix Energy Solutions Group, Inc. and the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (the “2005 LTIP”), as applicable.
You are not eligible for any future equity awards.
Final Expenses — The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy.
Perquisites — All perquisites terminate as of the Effective Date and you will receive no perquisite payments for any period after the Effective Date.
Vacation — You will be paid $55,074 for 39.25 accrued but unused vacation days (based on your 2008 salary), less applicable tax withholdings, on or before July 10 , 2008. You will not accrue further vacation.
(b) Separation Benefits
You acknowledge that the benefits set forth below include valuable new consideration justifying your agreement to provide the releases set forth in Section 4 of this Agreement. The following separation benefits shall be provided if you sign, deliver, and do not revoke this Agreement.
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Separation Payment — On the date that is six months following the date of your separation from service the Company shall pay you the sum of $179,508.19, less applicable tax withholdings. On January 15, 2009, the Company shall pay you the sum of - $655,491.81, less applicable tax withholdings.
Restricted Stock — You have been awarded 78,031 shares of restricted stock under the 2005 LTIP that are scheduled to vest after the Effective Date. The Company agrees that a total of 20,734 restricted shares that would otherwise vest within the one-year period after the Effective Date (specifically, 4,090 shares of restricted stock granted pursuant to a restricted stock award agreement between you and the Company dated January 3, 2005; 2,990 shares of restricted stock granted pursuant to a restricted stock award agreement between you and the Company dated January 3, 2006; 7,389 shares of restricted stock granted pursuant to a restricted stock award agreement between you and the Company dated January 2, 2007; and 6,265 shares of stock granted pursuant to a restricted stock award agreement between you and the Company dated January 2, 2008), will vest on July 4, 2008. Unless you elect otherwise by remitting to the Company cash in an amount necessary to satisfy the Company’s tax withholding obligations arising with respect to the vesting of your restricted stock, the Company shall satisfy its tax withholding obligations by withholding shares with a fair market value equal to the withholding obligation. The parties agree that the terms of the above-referenced restricted stock award agreements shall be amended to reflect such accelerated vesting.
Stock Options — You have been awarded nonqualified stock options (“NSOs”) under the 1995 LTIP with respect to 5,360 shares of the Company’s Common Stock (the “Stock”) that are scheduled to vest after the Effective Date. The Company agrees that such NSOs with respect such 5,360 shares of Stock (specifically, NSOs with respect to 5,360 shares of Stock awarded pursuant to a nonqualified stock option agreement dated February 25, 2004 between you and the Company) that would otherwise vest within the one year period after the Effective Date, will vest on July 4, 2008. The period of exercisability of your NSOs granted February 25, 2004 shall be extended until September 4, 2009. The parties agree that the terms of the above-referenced nonqualified stock option agreement shall be amended to reflect such accelerated vesting and continued exercisability on the terms specified herein.
COBRA Premiums — If you elect to continue your medical, dental, and/or vision coverage for yourself and your eligible dependents, your COBRA premiums for the first 12 months of COBRA coverage will be paid by the Company.
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3.	COVENANTS:
(a) Non-Solicitation
Following the Effective Date, you shall not, directly or indirectly:
(1) for a period of eighteen (18) months thereafter, interfere with the relationship of the Company or any affiliate with, or attempt to entice away from the Company or any affiliate, or attempt to induce to cease doing business with the Company or any affiliate, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its affiliates; or
(2) for a period of eighteen (18) months thereafter, employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
(b) Cooperation and Assistance
Definition of Cooperation — As used in this Agreement, “cooperate” and “cooperation” includes making yourself available in response to all reasonable requests for information by the Company, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other governmental authority with jurisdiction over the matter at hand, whether the request is informal or formal (e.g., in response to a subpoena in a legal proceeding), and includes fully, completely, and truthfully answering questions, assisting the Company in its prosecution or defense of any proceeding, civil or criminal, or providing testimony in any related proceeding, civil or criminal.
Agreement to Cooperate — You agree, acknowledge, represent and warrant that:
(1) you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secretion of any information, in any form, including but not limited to documents and emails (“documentation”), that might be relevant to any investigation; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of any such investigation that have been posed to you by employees, representatives of the Company, or any government agency;
(2) for a period of two (2) years after the Effective Date, upon reasonable request, you will cooperate fully with the Company and its affiliates, past or present, in connection with any internal investigation initiated by the Company, its affiliates, and any successors in interest, as well as with any external investigation initiated by any government or agency or instrumentality thereof in accordance with the Company’s directives;
(3) for a period of two (2) years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor-in-interest, you will provide all documentation and information in your possession, custody, or control that is related to any internal or external investigation of the Company and its affiliates; and
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(4) after two (2) years after the Effective Date, you agree upon request to provide continuing reasonable cooperation with the Company or any of its affiliates in responding to internal or governmental investigations.
All reasonable expenses you incur in rendering cooperation under this subsection 3(b) will be reimbursed by the Company.
(c) Confidentiality
Confidential Information — During the course of your employment with the Company, you have had access and received confidential information. You are obligated to keep confidential all such confidential information for a period of not less than eighteen (18) months following the Effective Date of this Agreement. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the confidential information (i) in connection with enforcing your rights under any plan or agreement related to this Agreement, or if compelled by law, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.
(d) Property
Agreement to Return Company Property — Immediately prior to the Effective Date, or such earlier date as the Company may reasonably determine appropriate, you will return to the Company all Company property in your possession, including but not limited to, computers, BlackBerry, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree and hereby certify that you have returned, or will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. You further agree that should it subsequently be determined by the Company that, notwithstanding the foregoing certification, you have inadvertently failed to return all proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates, you will be obligated to promptly return to the Company such proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates.
4.	RELEASE OF CLAIMS:

In consideration for the separation benefits described in Section 2 of this Agreement, you hereby provide the Company with an irrevocable and unconditional release and discharge of claims. For purposes of this Section 4, the term “Company” means the released parties identified in this Section 4.

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This release and discharge of claims applies to (i) the Company each and all of its subsidiaries and affiliated companies; (ii) the Company’s shareholders, officers, agents, employees, directors, supervisors, representatives (including without limitation, Owen E. Kratz), and their successors and assigns, whether or not acting in the course and scope of employment, and (iii) all persons acting by, through, under, or in concert with any of the foregoing persons or entities.
The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to your employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and the termination of your employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause or cause of action; and regardless of the forum in which it might be brought. This release applies to any claims brought by any person or agency on behalf of you or any class action pursuant to which you may have any right or benefit.
You promise never to file a lawsuit asserting any claims that are released by you and further promise not to accept any recoveries or benefits which may be obtained on your behalf by any other person or agency or in any class action for any claims released by you and do hereby assign any such recovery or benefit to the Company. If you sue the Company in violation of this Agreement, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Additionally, if you sue the Company in violation of this Agreement, the Company can require you to return all monies and other benefits paid to you pursuant to this Agreement.
Notwithstanding the foregoing, the release contained herein shall not apply to (i) any rights that you may have under the Savings Plan, (ii) any rights you may have under this Agreement, (iii) your rights under applicable law (i.e., the COBRA law) to continued medical insurance coverage at your expense, and (iv) your statutory right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Workforce Commission/Civil Rights Division (“TWCCRD”), to participate in an EEOC or TWCCRD investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626(f)(4).
In connection with this release, you understand and agree that:
(1) You have a period of 21 days within which to consider whether you execute this Agreement, that no one hurried you into executing this Agreement during that 21 day period, and that no one coerced you into executing this Agreement;
(2) You have carefully read and fully understand all the provisions of the release set forth in Section 4 of this Agreement, and declare that the Agreement is written in a manner that you understand;
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(3) You are, through this Agreement, releasing the Company from any and all claims you may have against the Company and the other parties specified above, as provided above, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f);
(4) You declare that your agreement to all of the terms set forth in this Agreement is knowing and voluntary;
(5) You knowingly and voluntarily intend to be legally bound by the terms of this Agreement;
(6) You acknowledge that the Company is hereby advising you in writing to consult with an attorney of your choice prior to executing this Agreement; and
(7) You understand that rights or claims that may arise after the date this Agreement is executed are not waived. You understand that you have a period of seven days to revoke your agreement to give the Company a complete release in exchange for separation benefits, and that you may deliver notification of revocation by letter or facsimile addressed to the Company’s General Counsel. You understand that this will not become effective and binding, and that none of the separation benefits described above in Section 2 of this Agreement will be provided to you until after the expiration of the revocation period. The revocation period commences when you execute this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this Agreement. You understand that if you do not deliver a written notice of revocation to the Company’s General Counsel before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.
The Company’s decision to offer separation benefits in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever, (ii) any violation of any of your rights or those of any person, or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to you or to any other person for any alleged violation of any rights possessed by you or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.
You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the release set forth in this Agreement, other than those specifically stated in this Agreement.
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The release set forth in this Section 4 of this Agreement shall be binding upon you, and your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties . You expressly warrant that you have not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this Agreement.
5.	MISCELLANEOUS:

Exclusive Rights and Benefits — Except as otherwise provided in this Agreement, the benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to you, including, without limitation, any rights under the Amended and Restated Employment Agreement dated January 1, 2002 between you and the Company (the “Employment Agreement”), which is hereby superseded and negated by the execution of this Agreement.

Entire Agreement — This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and, except for any of the Company’s benefit plans and related agreements in which you have participated as an employee and officer of the Company, this entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement, including, without limitation, the Employment Agreement. Notwithstanding anything contained herein, nothing in this Agreement shall affect, limit or negate any provision of the Company’s By-Laws or Articles of Incorporation with respect to indemnification of current or former officers and/or directors of the Company.

Exclusive Choice of Law and Arbitration Agreement — This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), the parties agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law, (ii) federal or state statutes, laws or regulations, and also to (iii) any dispute about the arbitrability of any claim or controversy. The parties further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules then in effect
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governing employment disputes and the arbitrator shall have full authority to award or grant all remedies provided by law. The arbitrator will have the discretion to permit discovery that the arbitrator deems appropriate for a full and fair hearing. The arbitrator will issue a reasoned award, and the award of the arbitrator shall be final and binding. A judgment upon the award may be entered and enforced by any court having jurisdiction. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Section 3 of this Agreement. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release set forth in Section 4 of this Agreement, with any appropriate state or federal agency.
Multiple Counterparts/Electronic Copies — This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of such counterparts together shall constitute a single instrument. An electronic copy (including in .pdf format) or facsimile of a signature hereto will be binging upon the signatory as if it were an original signature.
Meaning of Separation From Service — For the purposes of this Agreement, “separation from service” has the meaning ascribed to that term in section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service. It is intended that the date of your separation from service will be the Effective Date.
Severability and Headings — The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.
Binding Nature — This Agreement shall be binding on the Company, its successors and assigns, and in the event of your death prior to the payment of benefits hereunder, the cash payments described in Section 2(b) hereof would be made to your estate.
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Please initial each page and sign below.
ENTERED INTO in Houston, Texas as of the 25th day of June, 2008.
HELIX ENERGY SOLUTIONS GROUP, INC.
By:
Name:
Title:
ENTERED INTO in Houston, Texas as of the 25th day of June, 2008.

     Alan Wade Pursell
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